Exhibit 10.16

ADMINISTRATIVE SERVICES AGREEMENT

THIS ADMINISTRATIVE SERVICES AGREEMENT (“Agreement”) is made and entered into this 18th day of July, 2006, (“Effective Date”), between Whitney Education Group, Inc. (“Whitney”), a corporation duly organized and incorporated in the State of Florida, and Rich Dad Education (“Rich Dad”), a Wyoming limited liability company.

WITNESSETH:

WHEREAS, Whitney is in the business of developing, producing, marketing, and fulfilling post secondary education curricula on finance and real estate, business development, and asset protection;

WHEREAS, Rich Dad is in the business of developing, producing, and marketing post secondary educational curricula in real estate, securities, financial investment, and asset production;

WHEREAS, the parties desire Whitney’s assistance to perform certain business operations in a cost effective and efficient manner;

NOW, THEREFORE, for good and valuable consideration of the mutual covenants and promises herein contained, the parties, each intending to be legally bound, hereby agree as follows:

TERMS AND CONDITIONS

ARTICLE 1: SERVICES, TERMS &CONDITIONS

1.01         Whitney shall serve Rich Dad by providing and performing the following services:

(a)           administrative and operational assistance as needed through the following departments:

1.	Legal;
2.	Accounting/Finance;
3.	Booking;
4.	Confirmations;
5.	Education’
6.	Facilities Maintenance;
7.	Human Resources;
8.	Information Technologies;
9.	Marketing;
10.	Operations;
11.	Sales; and
12.	Shipping.

[***] Confidential treatment requested. Omitted portions have been filed separately with the Securities and Exchange Commission.

(b)           supervise and direct the general operations of the departments listed in 1.01 (a);

(c)           operate these departments efficiently and with proper economy;

(d)           develop internal policies necessary for the creation of the greatest possible net income;

(e)           collect revenue;

(f)            stimulated the general business of Rich Dad;

(g)           employ at WIN’s expense such officers, assistants, employees, sales personnel, and operations staff as may be requires to continue that standard and quality of management and operation at a level not lower than that heretofore maintained;

(h)           perform all other acts necessary or desirable in the operation of these services

1.02         Whitney shall permit Rich Dad to utilize certain Whitney assets and services, including office space and equipment, as agreed upon by the parties.

1.03         Whitney agrees to prepare and maintain full, accurate, and complete records of all services provided under this Agreement.  Upon request, Whitney agrees to provide Rich Dad with reporting of services provided in a format to be mutually agreed upon by the parties.

1.04         Whitney shall provide the services under this agreement in a professional, courteous manner, consistent with industries standards.  Whitney shall comply with all codes.  Whitney shall keep all information generated as a result of this Agreement confidential and shall make all reasonable efforts to keep such information away from competing companies

1.05         Except as provided for in the Operating Agreement, in providing the services hereunder, Whitney shall not at any time do or cause to be done any actor thing or make or cause to be any omission that would:

(a)           tend to impair or damage the goodwill associated with any trademarks or service marks used by Rich Dad, whether such marks are owned by Rich Dad or used under license from a third party;

(b)           contest or in anyway impair or intend to impair any part of the licensor’s right, title, and interest in trademarks or service marks used by Rich Dad, under license from a third party;

(c)           violate or infringe any right of privacy or publicity, copyright, or trademark or constitute defamatory, obscene or unlawful matter, or otherwise violate or infringe any personal or proprietary rights of any person, firm, or corporation

1.06         Restrictions on Authority of Managers

[***] Confidential treatment requested. Omitted portions have been filed separately with the Securities and Exchange Commission.

(a)           Except as may be contained in the Approved Budget, Whitney shall not have the authority to, and covenants and agrees that it shall not, do any of the following acts without the consent of the Members:

(i)            Confess a judgment against Rich Dad in an amount in excess of $100,000

(ii)           possess tangible or and intangible property acquired by Rich Dad or and any improvements thereto (Rich Dad Property), or assign rights in specific Rich Dad Property, for other than a Security purpose;

(iii)          Knowingly perform any act that would subject Rich Dad Education or any parent, affiliates, subsidiaries, officers, directors, agents, owners, employees, trustees, successors, and assigns of Rich Dad (other than Whitney) to liability as a partner in any jurisdiction;

(iv)          Cause Rich Dad to acquire any equity or debt securities of Whitney or any of its/their, or otherwise make loans to Whitney or any of its/their affiliates.  As used herein “affiliate” means (i) any entity directly or indirectly controlling, controlled by, or under any common control with Whitney, (ii) any entity owning or controlling ten percent (10%) or more of the outstanding voting interests of Whitney, (iii) director, general partner, trustee, or holder of ten percent (10%) or more of the voting interests of any entity described in clauses (i) through (iii) of this sentence.  For purposes of this definition, the term “controls,” “is controlled by,” or “is under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise.

(v)           Cause Rich Dad to sell or otherwise issue any additional equity interests or shares in Rich Dad Education; or

(vi)          Sell or otherwise dispose of all or substantially all of the Rich Dad Property, except for a liquidating sale of Rich Dad Education Property in connection with the dissolution of Rich Dad;

(vii)         Cause Rich Dad to voluntarily take any action that would cause a Bankruptcy of Rich Dad;

(viii)        Subject to the Approved Budget, cause Rich Dad to incur or refinance any Debt in any single transaction, or series of related transactions, in excess of $100,000; and

[***] Confidential treatment requested. Omitted portions have been filed separately with the Securities and Exchange Commission.

(ix)           Cause Rich Dad to make any capital expenditure in any single transaction, or series of related transactions, in excess of $100,000;

(b)           Whitney shall not have the authority to, and covenants and agrees that it shall not, do any of the following acts without the consent of the Members, provided that upon the receipt of such consent, Whitney shall have the authority to do any of the following:

(i)            Cause Rich Dad to enter any agreement involving value over $100,000 or having a term of over 24 months

(ii)           Hire or fire executive management.

(iii)          Enter into or exit strategic alliances.

ARTICLE 2: COMPENSATION

2.01         Whitney shall be compensated for all services provided under this Agreement at a monthly rate consisting of actual Expenses incurred plus an administrative fee of ***.

2.02         Whitney shall invoice Rich Dad on a monthly basis with invoices to be submitted within twenty (20) days of the month’s end.  Rich Dad shall settle its outstanding balance within thirty (30) days of the invoice date.

2.03         The parties recognize and acknowledge that the services to be provided by Whitney under this Agreement will change frequently, depending on the needs of Rich Dad.  As such, the parties agree that the compensation paid will be adjusted at the parties’ discretion and in accordance with the change in services to be provided.  Any such adjustment shall require the consent of the Members.  Whenever appropriate, but at least on a quarter basis, the parties shall meet to discuss whether a revision to the compensation fee under Section 2.01 is required.  In the event that such a revision is required, the parties shall agree upon a revised fee, which will replace the then most current compensation fee under Section 2.01.  Should the parties not reach an agreement upon whether a revision is necessary, the most recent Schedule shall control and either party may invoke their rights under Section 3.03 of this Agreement.

ARTICLE 3: TERM AND TERMINATION

3.01         Term.  The date of commencement of this Agreement shall be on the Effective Date first set forth above and shall continue until terminated as provided under Section 3.03

[***] Confidential treatment requested. Omitted portions have been filed separately with the Securities and Exchange Commission.

3.02         Immediate Right to Terminate.  Either party shall have the right to immediately terminate this Agreement by giving written notice in the event that the other party does any of the following:

A.            Files a petition in bankruptcy or is adjudicated bankrupt or insolvent, or makes an assignment for the benefit of creditors, or an arrangement pursuant to any bankruptcy law, or discontinues or dissolves its business; or

B.            Engages in any illegal, unfair, or deceptive business practices or unethical conduct whatsoever.

3.03         Right to Terminate on Notice.  Each party shall have the right, exercisable in its absolute discretion, to terminate this Agreement upon ninety (90) days prior written notice received by United States registered mail, certified mail, UPS Next Day Letter or Federal Express Next Day Letter by the other party.

3.04         Termination of Rights. On the termination of this Agreement, all obligations of the parties hereunder shall terminate, except for rights to payments accrued prior to such termination and provisions applicable after termination.

ARTICLE 4: GENERAL PROVISIONS

4.01         Entire Agreement.  This Agreement supersedes any and all other agreements, either oral or in writing between the parties hereto with respect to the terms and conditions of this Agreement, and contains all of the covenants and agreements between the parties with respect to same.  Each party to this Agreement acknowledges that no representation, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party, except that any other written agreement dated concurrent with or after this agreement shall be valid as between the signing parties thereto.

4.02         Severability.  If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in anyway.

4.03         Notice. Each notice, request or demand given or required to be given pursuant to this Agreement shall be in writing, and shall be deemed sufficiently given if deposited in the United States mail, First Class, postage pre-paid, and addressed to the address of the intended recipient set forth below, or to such other addresses as may be specified in this Agreement or in writing by the parties:

[***] Confidential treatment requested. Omitted portions have been filed separately with the Securities and Exchange Commission.

If to Whitney:	Name:	Ronald S. Simon
	Address:	1612 E. Cape Coral Pkwy, Suite B
Cape Coral, FL 33904
	Telephone:	(239) 542-0643
	Facsimile:	(239) 540-6565

	Copy to:	Marie B. Code, Esq.
1612 E. Cape Coral Pkwy, Suite A
Cape Coral, FL 33904

If to Rich Dad:	Name:	Thomas McElroy
	Address:	1612 E. Cape Coral Pkwy
Cape Coral, FL 33904
	Telephone:	(239) 540-6597
	Facsimile:	(239) 540-6501

	Copy to:	Sharon Lechter
Rich Dad Global, Inc.
4330 N. Civic center Plaza
Scottsdale, AZ 85251

4.04         Governing Law and Attorney Fees.  This Agreement shall be deemed to have been made in the State of Florida.  This Agreement and all matters arising out of or otherwise relating to this Agreement shall be governed by the laws of the State of Florida.  The parties hereby submit to the personal jurisdiction of the state and federal courts of the State of Florida.  In any arbitration and/or litigation arising out of this agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs, including attorneys’ fees incurred on appeal.

4.05         Authority to Enter Agreement.  The parties warrant that they have the authority to enter into this Agreement and that entering into this Agreement is not restricted or prohibited by any existing agreement to which they are parties.  Additionally, the parties represent and warrant that this agreement has been authorized and approved by all necessary corporate actions.  Both parties warrant and represent that all individuals executing this Agreement have the authority to do so.

4.06         Right to Audit.  Each party (and its officers, directors, and owners), shall have the right to audit (or have audited by a CPA) the other’s business records concerning services rendered under this Agreement upon five (5) days prior written notice.  The requesting party shall have the right to receive photocopies of all applicable business records concerning services rendered under this Agreement upon five (5) days prior written notice.

4.07         Assignment.  The rights and liabilities of this Agreement shall be binding on and inure to the benefit of the respective parties and their respective heirs, legal representatives, successors, and assigns.  Neither party shall have the right to sell, transfer, assign, sublicense, or subcontract any right or obligation hereunder without first obtaining prior written consent from the other party.

[***] Confidential treatment requested. Omitted portions have been filed separately with the Securities and Exchange Commission.

4.08         Indemnification.  Each party shall release, defend, indemnify, and hold the other party and its parent, affiliates, subsidiaries, officers, directors, agents, owners employees, trustees, successors, and assigns harmless with respect to any claims, actions, causes of action, damages, fines, expenses, court costs, attorney fees, liability damage or breach of the other party’s or his agent’s responsibilities, representations, and warranties herein, and/or arising from the purchase or use of the party’s products or services sold by the other party, and/or all negligent acts or omissions of a party or his agents.

4.09         Counterparts.  This Agreement may be executed in two or more counterparts, including facsimile counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.10         Conflicts.  Should any conflicts arise between this Agreement and the LLC Agreement (the Operating Agreement), the LLC Agreement shall prevail.

IN WITNESS THEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed by their respective duly authorized representatives as of the day indicated.

WHITNEY INFORMATION NETWORK, INC	RICH DAD EDUCATION, INC.

/s/ Ronald S. Simon	/s/ Sharonl L Lechter
Ronald S. Simon, Secretary

[***] Confidential treatment requested. Omitted portions have been filed separately with the Securities and Exchange Commission.